UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 30, 2005
EGL, Inc.
(Exact Name of registrant as specified in its charter)
Texas
(State or other jurisdiction of incorporation)

000-27288 (Commission File Number)	76-0094895 (IRS Employer Identification No.)

15350 Vickery Drive, Houston, Texas (Address of principal executive offices)	77032 (Zip Code)
(281) 618-3100
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Amended and Restated Credit Agreement
     EGL, Inc. (the “Company”) has entered into an agreement dated as of September 30, 2005 establishing a new $300 million, senior secured revolving credit facility (the “Amended and Restated Credit Agreement ”). The Amended and Restated Credit Agreement amends and restates the Company’s existing revolving credit agreement dated as of September 15, 2004, as previously amended (the “Existing Credit Agreement”). The Company may use borrowings under the Amended and Restated Credit Agreement to repay its obligations under the Existing Credit Agreement, for working capital, capital expenditures and other lawful corporate purposes, to make permitted acquisitions and investments, to pay dividends and to repurchase its capital stock. The other parties to the Amended and Restated Credit Agreement are Bank of America, N.A., as lender and administrative agent; Banc of America Securities LLC, as sole lead arranger and book manager; Wachovia Bank, National Association, as syndication agent; JPMorgan Chase Bank, N.A. and Harris N.A., as co-documentation agents; and certain other lenders party to the Amended and Restated Credit Agreement. The facility established by the Amended and Restated Credit Agreement has a stated maturity of five years from its inception.
     Amounts borrowed under the Amended and Restated Credit Agreement are guaranteed by all of the Company’s existing and future direct and indirect domestic subsidiaries and secured equally and ratably by:
•	all of the Company’s present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (limited, in the case of certain material first-tier foreign subsidiaries, to a pledge of 65% of the capital stock of such subsidiaries);

•	all of the Company’s and each of its domestic subsidiaries’ present and future property and assets; and

•	all proceeds and products of the property and assets described above.
     Loans under the Amended and Restated Credit Agreement will initially bear interest at a rate per annum equal to either, at the Company’s option, (1) LIBOR plus 1.50% or (2) the Base Rate (defined as the higher of Bank of America, N.A.’s prime rate or 0.50% over the Federal Funds rate). In addition, the Company is initially required to pay a commitment fee of 0.350% on the undrawn amounts under the Amended and Restated Credit Agreement. Interest rates and commitment fees under the Amended and Restated Credit Agreement are subject to increase or decrease as a function of the ratio of the Company’s Consolidated Net Funded Indebtedness to Consolidated EBITDA (each as defined in the Amended and Restated Credit Agreement), as specified in the Amended and Restated Credit Agreement. The Company may select interest periods of one, two, three or six months for LIBOR loans, subject to availability. Interest will be payable at the end of the selected interest period, but no less frequently than quarterly.
     Under the Amended and Restated Credit Agreement, the Company is subject to various covenants, including, among others, the following:
•	a requirement that the Company maintain, on a rolling four-quarter basis, a ratio of Consolidated Net Funded Indebtedness to Consolidated EBITDA (each as defined in the Amended and Restated Credit Agreement) of not greater than 3.5 to 1.0 through December 31, 2006, and decreasing to 3.0 to 1.0 thereafter;

•	a requirement that, on a rolling four-quarter basis, the Company have a ratio of Consolidated EBIT to Consolidated Interest Charges (each as defined in the Amended and Restated Credit Agreement) of at least 2.5 to 1.0 through December 31, 2006, and increasing to 3.0 to 1.0 thereafter;

•	a requirement that, at the end of each fiscal quarter, the Company have a ratio of book accounts receivable by the Company and its subsidiaries to Consolidated Net Funded Indebtedness (as defined in the Amended and Restated Credit Agreement) of at least 1.1 to 1.0; and

•	limitations on, among other things, liens, indebtedness, asset sales, dividends and stock redemptions, investments and acquisitions, transactions with affiliates and consolidations, mergers and sales of all or a substantial part of the Company’s consolidated assets.
     The Amended and Restated Credit Agreement contains events of default customary for an agreement of this type. The occurrence of certain specified “internal control” events which could reasonally be expected to have a material adverse effect on the Company also constitutes an event of default under the Amended and Restated Credit Agreement. If a default occurs and is continuing, the administrative agent may, among other things, declare all outstanding principle amounts immediately due and payable.
Bridge Loan Agreement
     The Company has entered into an agreement dated as of September 30, 2005 providing it with a new $100 million bridge loan facility (the “Bridge Loan Agreement”). The other parties to the Bridge Loan Agreement are Banc of America Mezzanine Finance LLC, as lender and administrative agent, and such other lenders as may from time to time become party to the Bridge Loan Agreement. The Company may use borrowings under the Bridge Loan Agreement for working capital, capital expenditures and other lawful corporate purposes, to make permitted acquisitions and investments, to pay dividends and to repurchase its capital stock. The facility established by the Bridge Loan Agreement has a stated maturity of 5.75 years from its date of inception and is non-amortizing.
     Amounts borrowed under the Bridge Loan Agreement are guaranteed by all of the Company’s existing and future direct and indirect domestic subsidiaries that are also guarantors under the Amended and Restated Credit Agreement and is secured pari passu with amounts outstanding under the Amended and Restated Credit Agreement.
     Amounts outstanding under the Bridge Loan Agreement bear interest at a rate equal to either, at the Company’s option, (1) LIBOR plus (a) 1.75% for the first three months, (b) 2.00% for the next three months (months four through six), (c) 2.75% for the next three months (months seven through nine) and (d) 3.00% thereafter until maturity or (2) the Base Rate (defined as the higher of Bank of America, N.A.’s prime rate or 0.50% over the Federal Funds rate) plus (a) 0.25% for the first three months, (b) 0.50% for the next three months (months four through six), (c) 1.25% for the next three months (months seven through nine) and (d) 1.50% thereafter until maturity.
     Under the Bridge Loan Agreement, the Company is subject to covenants substantially the same as those contained in the Amended and Restated Credit Agreement. The Bridge Loan Agreement contains events of default substantially the same as those contained in the Amended and Restated Credit Agreement. If a default occurs and is continuing, the administrative agent may, among other things, declare all outstanding principle amounts immediately due and payable.
Relationships with Parties to Amended and Restated Credit Agreement and Bridge Loan Agreement
     Bank of America, N.A. and Banc of America Securities LLC and certain other parties to the Amended and Restated Credit Agreement and Bridge Loan Agreement, as well as certain of their affiliates or predecessors, have in the past performed, and may in the future from time to time perform, investment banking, advisory, general financial and commercial services for the Company and its subsidiaries for which they have in the past received, and may in the future receive, customary fees and reimbursement of expenses. Banc of America Securities LLC acted as Dealer Manager for the Company’s modified Dutch auction self-tender offer to purchase up to 9,615,000 shares of its common stock, par value $0.001 per share, which expired at 5:00 p.m., New York City time, on Wednesday, September 28, 2005 (the “Tender Offer”).
Borrowings under Amended and Restated Credit Agreement and Bridge Loan Agreement
     On October 4, 2005, the Company borrowed approximately $95.8 million under the Amended and Restated Credit Agreement and $100 million under the Bridge Loan Agreement. These borrowings were used to purchase shares of the Company’s common stock pursuant to the Tender Offer and to pay related fees and expenses.

Item 8.01	Other Events
     On October 4, 2005, the Company announced the final results of the Tender Offer. Based on the final count by the depositary for the Tender Offer, an aggregate of 8,085,958 shares of the Company’s common stock were properly tendered and not withdrawn at or below a price of $26.00 per share. Because shareholders tendered less than 9,615,000 shares of common stock, there was no proration of tendered shares. As a result, the Company has accepted for purchase and promptly paid approximately $210.2 million for all 8,085,958 shares of common stock at a purchase price of $26.00 per share. The shares of common stock purchased by the Company pursuant to the Tender Offer represent approximately 17.1% of the Company’s shares outstanding as of August 24, 2005. Following the repurchase of these shares of common stock, 39,209,972 shares remain outstanding.

Item 9.01      Financial Statements and Exhibits.
(c) Exhibits

10.1	First Amended and Restated Credit Agreement dated as of September 30, 2005, among EGL, Inc., as Borrower; Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer; Wachovia Bank, National Association, as Syndication Agent; JPMorgan Chase Bank, N.A. and Harris N.A., as Co-Documentation Agents; Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager; and Other Lenders party thereto.

10.2	Bridge Term Loan Credit Agreement dated as of September 30, 2005, among EGL, Inc., as Borrower; Banc of America Mezzanine Capital, LLC, as Administrative Agent and lender; and Other Lenders party thereto.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2005	EGL, INC.
	By:	/s/ Elijio V. Serrano
Elijio V. Serrano
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

10.1	First Amended and Restated Credit Agreement dated as of September 30, 2005, among EGL, Inc., as Borrower; Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer; Wachovia Bank, National Association, as Syndication Agent; JPMorgan Chase Bank, N.A. and Harris N.A., as Co-Documentation Agents; Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager; and Other Lenders party thereto.

10.2	Bridge Term Loan Credit Agreement dated as of September 30, 2005, among EGL, Inc., as Borrower; Banc of America Mezzanine Capital, LLC, as Administrative Agent and lender; and Other Lenders party thereto.

First Amended and Restated Credit Agreement
Bridge Term Loan Credit Agreement